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                   (Letterhead of KPMG Peat Marwick LLP)

KPMG PEAT MARWICK LLP
3460 West Bayshore Road       Telephone 415 493 5005   Telefax 415 855 9258
Palo Alto, CA  94303-4227

April 23, 1997



Securities and Exchange Commission
Washington, D.C.

Ladies and Gentlemen:

We were previously principal accountants for Purus, Inc. and, under the date of January 15, 1997, we reported on the financial statements of Purus, Inc. as of and for the years ended December 29, 1996 and December 30, 1995. On March 21, 1997, we resigned. We have read Purus, Inc.'s statements included under Item 4 of its Form 8-K dated April 23, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with Purus, Inc.'s statement regarding management's consideration as to whether the internal control weakness were of continuing importance or not.

Very truly yours,



KPMG Peat Marwick LLP


Member of Firm of
Klynveld Peat Marwick Goerdeler